                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                            ON COMMAND CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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


                             ON COMMAND CORPORATION


                             7900 EAST UNION AVENUE


                             DENVER, COLORADO 80237



                                                              September 18, 2000


Dear Stockholder:

     The Annual Meeting of Stockholders of On Command Corporation ("On Command" or the "Company") will be held at 9:00 a.m., Mountain Time, on Thursday, October 5, 2000, at the Company's new headquarters, located at 7900 East Union Avenue, Denver, Colorado. The matters on the meeting agenda are described on the following pages.

     If you are a stockholder of record, we urge that you send in your proxy promptly for the Annual Meeting whether or not you plan to attend. Giving your proxy will not affect your right to vote in person if you attend. If you wish to give a proxy to someone other than the persons named on the enclosed proxy form, you may cross out their names and insert the name of some other person who will be at the meeting. The signed proxy form then should be given to that person for his or her use at the meeting. If your shares are held in the name of a broker and you wish to attend the meeting, you should obtain a letter of identification from your broker and bring it to the meeting. In order to vote personally shares held in the name of your broker, you must obtain from the broker a proxy issued to you.

                                          Sincerely,

                                          JEROME H. KERN
                                          Chairman of the Board

                YOUR PROXY IS IMPORTANT ... PLEASE VOTE PROMPTLY

                             ON COMMAND CORPORATION

                             7900 EAST UNION AVENUE


                             DENVER, COLORADO 80237


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of ON COMMAND CORPORATION:

     The 2000 Annual Meeting of Stockholders of On Command Corporation will be held at the Company's new headquarters, located at 7900 East Union Avenue, Denver, Colorado, on Thursday, October 5, 2000 at 9:00 a.m., Mountain Time, for the following purposes:

     1. election of all directors;

     2. increase in the number of authorized shares of Common Stock;

     3. increase in the number of shares authorized under the 1997 Non-Employee Directors Stock Plan for additional grants;

     4. increase in the number of shares authorized under the 1996 Key Employee Stock Plan for additional grants; and

     5. action on such other matters as may properly come before the meeting or any reconvened session thereof.

     The Board of Directors has fixed the close of business on August 31, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any reconvened session thereof.

     YOUR PROXY IS IMPORTANT. EVEN IF YOU HOLD ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE URGENTLY REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE THAT IS PROVIDED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME, AND THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

     This notice is given pursuant to direction of the Board of Directors.

                                          JEROME H. KERN
                                          Chairman of the Board


Denver, Colorado


September 18, 2000

                             ON COMMAND CORPORATION

                             7900 EAST UNION AVENUE


                             DENVER, COLORADO 80237


                           TELEPHONE: (720) 873-3200


                                PROXY STATEMENT


     This Proxy Statement is provided by the Board of Directors of On Command Corporation (the "Company" or "On Command") in connection with its solicitation of proxies for the 2000 Annual Meeting of Stockholders to be held at 9:00 a.m., Mountain Time, on Thursday, October 5, 2000, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is September 18, 2000, the approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to stockholders.



     Stockholders of record at the close of business on August 31, 2000 are entitled to vote at the meeting in person or by proxy. Each share of Common Stock and each share of the Company's Convertible Participating Preferred Stock, Series A ("Series A Preferred Stock") will be entitled to one vote, except that each record holder of Common Stock is entitled to cumulative votes in the election of directors. If a proxy in the accompanying form is properly executed and returned, the shares represented by the proxy will be voted as the stockholder specifies. A stockholder may revoke a proxy at any time before it is exercised by submitting a written revocation, submitting a later-dated proxy, or voting in person at the meeting.


     Passage of the proposal to increase the number of authorized shares of Common Stock (the "Increased Authorization Proposal") requires the affirmative vote of (a) the holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock, voting together as one class, and (b) the holders of a majority of the outstanding shares of Common Stock, voting as a separate class (without a vote of the Series A Preferred Stock). Passage of each proposal to be voted upon at the meeting, other than the Increased Authorization Proposal, requires the affirmative vote of the holders of a majority of the shares of Common Stock and Series A Preferred Stock present in person or represented by proxy at the meeting, voting together as one class.

     Any shares not voted on the Increased Authorization Proposal, whether by abstention, broker non-vote (as described below) or otherwise, will have the same effect as a negative vote on the Increased Authorization Proposal. With respect to each proposal to be voted upon at the meeting, other than the Increased Authorization Proposal, (a) any shares present at the meeting but abstaining from the vote on those proposals will have the same effect as a negative vote on such proposals and (b) any shares not present at the meeting, including broker non-votes, will not be counted for purposes of determining whether any such proposal has been approved.

     Under the rules of the National Association of Securities Dealers, Inc., if your broker holds your shares in its name, your broker may not vote your shares on any proposal, except for the proposal for the election of directors, absent instructions from you. Without your voting instructions, a "broker non-vote" will occur with respect to your shares, and will have the same effect as if your shares were voted against each proposal, except for the proposal for the election of directors.

                           OWNERSHIP OF COMMON STOCK

     As of August 31, 2000, the record date, 30,503,883 shares of Common Stock and 13,500 shares of Series A Preferred Stock were issued and outstanding. To the knowledge of the Company, based upon Schedules 13G or 13D filed with the Securities and Exchange Commission (the "SEC" or "Commission"), the following persons were the only beneficial owners of more than five percent of the Company's Common Stock as of August 31, 2000. Under the rules of the SEC, a person's beneficial ownership includes any shares over which that person has sole or shared voting power or investment power, and also any shares over which such person has the right to acquire sole or shared voting power or investment power within 60 days through the exercise of any stock option or other right.

                                                          AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP    PERCENT OF CLASS(1)
------------------------------------                      --------------------    -------------------
Liberty Media Corporation(2)............................       18,274,091                57.8%
  9197 South Peoria Street
  Englewood, CO 80112
Jerome H. Kern(3).......................................        3,574,155                11.2%
  6331 San Ignacio Avenue
  San Jose, California 95119
Credit Suisse First Boston(4)...........................        2,969,952                 9.7%
  11 Madison Avenue
  New York, NY 10010
Merrill Lynch & Co., Inc.(5)............................        2,153,239                 7.1%
  800 Scudders Mill Road
  Plainsboro, NJ 08536
Gary L. Wilson(6).......................................        1,826,500                 5.7%
  9665 Wilshire Blvd., Suite 200
  Beverly Hills, CA 90212

---------------
(1) Based on 30,503,883 shares of Common Stock outstanding at August 31, 2000. Pursuant to the rules of the SEC, shares of Common Stock over which a person has the right to acquire sole or shared voting power or investment power within 60 days through the exercise of any stock option or other right are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Liberty Media Corporation ("Liberty"), through its wholly-owned subsidiary Ascent Entertainment Group, Inc. ("Ascent"), holds 17,150,299 shares of Common Stock and 1,123,792 Series A Warrants to purchase shares of Common Stock.

(3) Mr. Kern holds 2,224,155 shares of Common Stock and 13,500 shares of Series A Preferred Stock, which are convertible at the option of the holder into an aggregate of 1,350,000 shares of Common Stock. Does not include (a) 18,274,091 shares of Common Stock beneficially owned by Liberty Media Corporation, of which Mr. Kern is a director, or (b) 21,000 shares of Common Stock owned by members of Mr. Kern's immediately family. Mr. Kern disclaims beneficial ownership of any shares of Common Stock referred to in clause (a) or (b) of the previous sentence.

(4) Based on information contained in the Schedule 13G/A filed with the Commission and dated February 14, 2000 by Credit Suisse First Boston ("CSFB"), CSFB shares voting and dispositive power over 2,969,952 shares of Common Stock with its consolidated subsidiaries to the extent that they constitute a part of the CSFB business unit which is engaged in corporate and investment banking, trading, private equity investment and derivatives business on a world-wide basis.

(5) Based on information contained in the Schedule 13G filed with the Commission and dated February 4, 2000 by Merrill Lynch & Co., Inc. ("MLI"), MLI is the beneficial owner of 2,153,239 shares of Common Stock as parent holding company of Merrill Lynch Asset Management Group, which is comprised of registered investment advisors to various registered investment companies.

(6) Includes 1,810,000 currently exercisable Series C Warrants to purchase shares of Common Stock having an exercise price of $15.33 per share and vested options to purchase 16,500 shares of Common Stock.

                      COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of August 31, 2000, by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 7, and by all directors and executive officers as a group. Under the rules of the SEC, a person's beneficial ownership includes any shares over which that person has sole or shared voting power or investment power, and also any shares over which such person has the right to acquire sole or shared voting power or investment power within 60 days through the exercise of any stock option or other right.

                                                          AMOUNT AND NATURE OF
NAME                                                      BENEFICIAL OWNERSHIP    PERCENT OF CLASS(1)
----                                                      --------------------    -------------------
Gary S. Howard..........................................              --(2)                --
Richard D. Goldstein....................................          50,400(3)                 *
Richard Fenwick, Jr.....................................         103,006(4)                 *
J. David Wargo..........................................          50,400(5)                 *
Ronald D. Lessack.......................................         115,266(6)                 *
Paul A. Gould...........................................              --(7)                --
Jerome H. Kern..........................................       3,574,155(8)              11.2%
Paul J. Milley..........................................          50,000(9)                 *
Gary L. Wilson..........................................       1,826,500(10)              5.6%
Brian A.C. Steel........................................              --                   --
Peter M. Kern...........................................              --                   --
Carl E. Vogel...........................................              --(11)               --
James A. Cronin.........................................          50,000(12)                *
All Executive Officers and Directors as a group (15
  persons)..............................................       5,819,727                 17.1%

---------------
 *  Less than 1%

(1) Based on 30,503,883 shares of Common Stock outstanding at August 31, 2000. Pursuant to the rules of the SEC, shares of Common Stock over which a person has the right to acquire sole or shared voting power or investment power within 60 days through the exercise of any stock option or other right are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Does not include 18,274,091 shares of Common Stock beneficially owned by Liberty. Mr. Howard is a director and an executive officer of Liberty.

(3) Includes vested options to purchase 50,000 shares of Common Stock.

(4) Includes 186 currently exercisable Series A Warrants to purchase shares of Common Stock and vested options to purchase 102,820 shares of Common Stock.

(5) Includes vested options to purchase 50,000 shares of Common Stock.

(6) Includes 186 currently exercisable Series A Warrants to purchase shares of Common Stock and vested options to purchase 115,080 shares of Common Stock.

(7) Does not include 18,274,091 shares of Common Stock beneficially owned by Liberty. Mr. Gould is a director of Liberty.

(8) Mr. Kern holds 2,224,155 shares of Common Stock and 13,500 shares of Series A Preferred Stock, which are convertible at the option of the holder into an aggregate of 1,350,000 shares of Common Stock. Does not include (a) 18,274,091 shares of Common Stock beneficially owned by Liberty, of which Mr. Kern is a director, or (b) 21,000 shares of Common Stock owned by members of Mr. Kern's immediately family. Mr. Kern disclaims beneficial ownership of any shares of Common Stock referred to in clause (a) or (b) of the previous sentence.

(9) Includes vested options to purchase 50,000 shares of Common Stock.

(10) Includes 1,810,000 currently exercisable Series C Warrants to purchase shares of Common Stock having an exercise price of $15.33 per share and vested options to purchase 16,500 shares of Common Stock.

(11) Does not include 18,274,091 shares of Common Stock beneficially owned by Liberty. Mr. Vogel is an executive officer of Liberty.

(12) Includes vested options to purchase 50,000 shares of Common Stock.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, at the time of the preparation of this report, was composed of two directors, Richard D. Goldstein (Chairman) and J.C. Sparkman, and is responsible for establishing and administering the Company's executive compensation philosophy. Set forth below is the Committee's report on the 1999 compensation of the "Named Executive Officers" of the Company whose compensation is discussed below under "Executive Compensation." Additionally, Messrs. Gould and Vogel joined the Compensation Committee on April 6 and June 13, 2000, respectively, after this report was completed, and on June 13, 2000, Mr. Sparkman resigned from the Committee.

ANNUAL COMPENSATION

     Each of the Named Executive Officer's annual compensation for 1999 was based on the Company's executive compensation philosophy that emphasizes risk-based performance incentives as a key component of both annual and long-term compensation.


     In 1999, Mr. Steel's compensation was based upon his amended employment agreement. As described in more detail below under "Executive
Compensation -- Employment and Severance Agreements," Mr. Steel's amended employment agreement provided for payment of his base salary until August 6, 2000, the first anniversary of his resignation as President, Chief Operating Officer and a director of the Company, as well as a pro-rated annual bonus for 1999, as described below. Mr. Cronin, who served as Acting Chief Executive Officer of the Company from August 1999 through February 2000, received no compensation from the Company in 1999 with respect to his duties as Acting Chief Executive Officer of the Company during such period. Mr. Cronin's compensation for his duties as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Ascent is reflected in the compensation table on page 7.


     The other Named Executive Officers' annual base salary rates were consistent with competitive salary ranges developed by the Company. These salary ranges are based on market data for technology companies of comparable revenue in the same geographic area. Annual salary adjustments take into account individual Named Executive Officers' achievements during the prior year towards key Company-wide objectives set annually, as well as the Named Executive Officers' performance of their individual responsibilities.

     The bonus opportunities for the Named Executive Officers for 1999 were based on corporate goals for the year and specified strategic and/or other operating objectives established by management in consultation with the Compensation Committee. Distributions to the Named Executive Officers under the executive bonus plan are reviewed and determined by the Compensation Committee on an annual basis. The bonus targets for the Named Executive Officers, other than Mr. Steel, are allocated among the individual executive officers with reference to responsibilities, performance and goal achievement of individual executive officers.

     The annual bonus target for Mr. Steel is as set forth in his employment agreement which provides for target bonuses in an amount equal to seventy percent of base salary for Mr. Steel for achieving certain performance measures as approved by the Compensation Committee. For 1999, Mr. Steel's bonus of $156,791 was based on the severance provisions of his employment agreement, which provided for a bonus of seventy percent of base salary pro-rated through August 6, 1999.

     Bonuses for Messrs. Fenwick, Lessack and Milley were based on the achievement of one or more strategic or operating measures as compared to historical performance for the Company, as well as

Mr. Cronin's evaluations of each individual executive officer's achievement of his performance objectives for the year. The Board reviewed and approved the Compensation Committee's bonus recommendations for each of the Named Executive Officers.

LONG-TERM COMPENSATION

     In connection with Mr. Steel's hiring by the Company in September 1996, the Board, with the review and approval of Ascent's Compensation Committee and Board of Directors, awarded Mr. Steel stock options to purchase 385,312 shares of On Command Common Stock. The options vested 25% after one year and an additional 25% after two years, and the remaining 50% were to vest after three years. The options were to expire 10 years after the grant. Mr. Steel's employment agreement was amended in December 1998 to provide that under certain circumstances the remaining 50% would vest pro rata upon his termination of employment and would expire one year thereafter. Eighty percent of these options were granted with an exercise price of $15.33 per share and the remaining twenty percent were granted with an exercise price of $16.40 per share. The intent in granting the options was to create an immediate and significant link between Mr. Steel's compensation and the interests of the Company's stockholders. The size of the option award and the vesting schedule were effectively based upon the practices of companies engaging in public offerings.

     At the time of his resignation from the Company, Mr. Steel vested in 369,257 of his 385,312 options and had one year from the date of his resignation, August 6, 1999, in which to exercise the options. Mr. Steel has exercised each of these options.

     In December 1999, Messrs. Lessack, Fenwick and Milley each received an award of a non-qualified stock option to purchase 50,000 shares of On Command common stock pursuant to the Company's 1996 Key Employee Stock Plan. Each grant vests 50% annually over two years and the amounts of the options awarded were based on internal guidelines developed by the Company in an effort to be competitive with other long-term incentive compensation for comparable positions in technology companies. The Compensation Committee, in making the grant, recognized the importance of increasing the link between senior management's compensation and the interests of On Command's stockholders. The size of the awards and the vesting schedule were determined in an effort to be competitive with other companies in similar industries. All of the options will expire 10 years after the date of grant or as otherwise provided in the plan or grant.

                                          COMPENSATION COMMITTEE

                                          Richard D. Goldstein,
                                          Chairman

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph and chart compare the cumulative total shareholder return on the Company's Common Stock, including the reinvestment of dividends, with the return on the NASDAQ Index and a Company-constructed peer group.(1) On October 10, 1996, the Company's Common Stock began publicly trading. The performance graph sets forth the return on $100 invested in On Command Common Stock and the two stock indices from October 10, 1996 to December 31, 1999.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
          ON COMMAND CORPORATION, NASDAQ INDEX AND PEER GROUP INDEX(1) [TOTAL RETURN COMPARISON CHART]

                                                    ON COMMAND CORP.              NASDAQ INDEX              PEER GROUP INDEX
                                                    ----------------              ------------              ----------------
10/10/96                                                   100                         100                         100
12/31/96                                                    67                         104                          84
12/31/97                                                    54                         128                          81
12/31/98                                                    38                         180                         112
12/31/99                                                    78                         333                         312

     Assumes $100 invested on October 10, 1996 in the Common Stock of On Command Corp., the NASDAQ Index and Peer Group Index (weighted by market capitalization). Total return assumes reinvestment of dividends and common stock equivalents.

---------------

(1) The Company-constructed peer group is weighted annually by market capitalization and consists of publicly-traded companies including Advanced Radio Telecom Corporation, Ascent Entertainment Group, Lodgenet Entertainment Corporation and Youthstream Media Networks. United Pan-Europe Communications (an ADR) acquired @Entertainment in August 1999. @Entertainment was included in the peer group through July 1999 after which its data was no longer available.

                        COMPLIANCE WITH SECURITIES LAWS

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC and the NASDAQ National Market System. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company has undertaken the obligation to make these filings on behalf of its directors and executive officers.

     Based solely on its review of copies of such forms received and filed by it with respect to 1999, or written representations from certain reporting persons, the Company believes that all of its directors and executive officers and persons who own more than 10% of the Company's Common Stock have complied with the reporting requirements of Section 16(a).

                             EXECUTIVE COMPENSATION

     The following table shows the compensation received for the three fiscal years ended December 31, 1999 by the (i) former Chairman and Acting Chief Executive Officer, (ii) the former President and Chief Operating Officer, (iii) the Senior Vice President, Operations of the Company and, previously, OCV, (iv) the Senior Vice President, Finance, and (v) the Senior Vice President, Engineering of the Company and, previously, OCV (the officers being herein referred to as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION              LONG TERM COMPENSATION
                               ---------------------------------------   -------------------------
                                                             OTHER       RESTRICTED    SECURITIES
                                                             ANNUAL        STOCK       UNDERLYING     ALL OTHER
                                      SALARY     BONUS    COMPENSATION    AWARD(S)    OPTIONS/SARS   COMPENSATION
NAME AND POSITION(1)           YEAR     ($)       ($)        ($)(2)         ($)          (#)(3)         ($)(4)
--------------------           ----   -------   -------   ------------   ----------   ------------   ------------
James A. Cronin, III.........  1999   500,000   200,000          --         --                --       $ 33,699
  Chairman and Acting          1998   498,846   375,000          --         --                --         16,069
  Chief Executive Officer      1997   400,000   350,000          --         --           297,500*        13,177
Brian A.C. Steel.............  1999   360,833   156,791          --         --                --       $ 18,365
  President and Chief          1998   294,617   250,000          --         --                --         19,520
  Operating Officer            1997   290,000   203,000     172,467         --                --        483,894
Ronald D. Lessack............  1999   217,500    60,300          --         --            50,000          5,852
  Senior Vice President,       1998   205,500    57,000          --         --            48,200          6,320
  Operations                   1997   193,500    70,000          --         --            10,000*         5,572
Paul J. Milley...............  1999   194,375    57,500          --         --            50,000          5,528
  Senior Vice President,       1998   181,249    54,000          --         --            50,000          5,000
  Finance                      1997   174,996    44,000      30,000         --                --         61,403
Richard Fenwick, Jr. ........  1999   204,375    50,500          --         --            50,000          5,324
  Senior Vice President,       1998   178,958    45,000          --         --            35,300          6,320
  Engineering                  1997   165,000    40,000          --         --            10,000*         4,984

---------------
(1) Mr. Cronin served as Acting Chief Executive Officer of the Company from August 1999 through February 2000 and the compensation above is compensation for his serving as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Ascent. Mr. Steel resigned as President, Chief Operating Officer and a director of the Company on August 6, 1999.

(2) Other Annual Compensation consists of tax reimbursements for the amounts shown. Other Annual Compensation shown for 1997, 1998 and 1999 does not include perquisites and other personal benefits because the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10% of the combined salary and bonus for the Named Executive Officer in each year.

(3) All options marked with an asterisk (*) are Stock Appreciation Rights ("SARs") that were issued in exchange for Ascent employee stock options, which options were canceled in connection with the grant of the SARs. In connection with Mr. Steel's resignation, 16,055 options to purchase shares of On Command Common Stock held by Mr. Steel were cancelled.

(4) For 1999, other compensation includes: (i) contributions by the Company on behalf of the executive to the Company's 401(k) plan, (ii) life insurance premiums for policies in excess of $50,000 face value, (iii) auto allowance and (iv) for Mr. Cronin, unused credits under the Ascent cafeteria plan.

                                            401(k)     Insurance      Auto
Name                                       Matching     Premium     Allowance    Credits     Total
----                                       --------    ---------    ---------    -------    -------
James A. Cronin, III.....................   $   --       $ --        $13,199     $20,500    $33,699
Brian A.C. Steel.........................    5,000        165         13,200          --     18,365
Ronald D. Lessack........................    5,000        852             --          --      5,852
Paul J. Milley...........................    5,000        528             --          --      5,528
Richard Fenwick, Jr. ....................    5,000        324             --          --      5,324

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                             NUMBER OF     ---------------------------------
                            SECURITIES      PERCENT OF TOTAL
                            UNDERLYING     OPTIONS GRANTED TO    EXERCISE OR                      GRANT DATE
                              OPTIONS      EMPLOYEES IN FISCAL   BASE PRICE                      PRESENT VALUE
NAME                       GRANTED(#)(1)         YEAR(2)           ($/SH)      EXPIRATION DATE       $(3)
----                       -------------   -------------------   -----------   ---------------   -------------
Richard Fenwick, Jr. ....     50,000                4%             $16.00         12/07/09         $535,350
Ronald Lessack...........     50,000                4%             $16.00         12/07/09         $535,350
Paul Milley..............     50,000                4%             $16.00         12/07/09         $535,350

---------------
(1) The options expire ten years from grant date and vest 50% annually over two years.

(2) The total number of options granted to Company employees in 1999 was 1,070,500.

(3) On Command used the Black-Scholes option pricing model to determine grant date present values using the following assumptions: stock price volatility of 45.9%, a ten year option term, a risk-free rate of return of 6.41%, and no dividend yield. Forfeitures are reflected as they occur. The use of this model is in accordance with SEC rules; however the actual value of an option will be measured by the difference between the stock price and the exercise price on the date the option is exercised.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information on (i) options exercised by the Named Executive Officers in 1999, and (ii) the number and value of their unexercised options at December 31, 1999.

        AGGREGATED OPTION EXERCISES IN 1999, AND YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED              VALUE OF IN-THE MONEY
                                  SHARES           OPTIONS/ SARS AT 12/31/99           OPTIONS/ SARS AT 12/31/99
                                UNDERLYING   --------------------------------------   ---------------------------
                                 OPTIONS      VALUE     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                            EXERCISED    REALIZED       (#)            (#)            ($)            ($)
----                            ----------   --------   -----------   -------------   -----------   -------------
James A. Cronin, III..........        --           --          --             --             --             --
                                      --           --     148,750        148,750       $470,496       $470,496
Brian A.C. Steel..............   175,000     $511,000      73,851             --             --             --
Ronald D. Lessack.............        --           --     105,440        114,560       $497,034       $340,832
                                      --           --      10,000             --       $ 31,630             --
Paul J. Milley................        --           --      40,000        110,000       $113,090       $336,810
Richard Fenwick, Jr. .........    10,000     $ 59,200      95,760        104,240       $712,517       $289,882
                                      --           --      10,000             --       $ 31,630             --

EMPLOYMENT AND SEVERANCE AGREEMENTS

     In September 1996, the Company and Mr. Steel entered into an employment agreement that was to expire on September 11, 2000. Pursuant to the agreement, Mr. Steel's initial base salary was $290,000 per year, subject to increases at the discretion of the Board of Directors of the Company. Under the agreement, Mr. Steel was eligible for annual bonuses based on performance measures determined by the Compensation Committee with a target bonus equal to 70% of Mr. Steel's base salary for achieving 100% of the target level for the performance measures. In addition, Mr. Steel was granted options to purchase 385,312 shares of On Command Common Stock, exercisable at the following per-share prices: (i) 80% of such options at a per-share price equal to $15.33 and (ii) 20% of such options at a per-share price equal to $16.40. The options vested 25% on September 11, 1997 and an additional 25% on September 11, 1998, and the remaining 50% were to vest on September 11, 1999. The agreement provided that the options would expire at the earlier of (i) three months after the date upon which Mr. Steel is terminated for "cause" (as defined in the employment agreement); (ii) one year after Mr. Steel's employment agreement is terminated as a result of death; or (iii) on September 11, 2006.

     In addition, the employment agreement for Mr. Steel provides that upon a "Change of Control Event" (as defined in the agreement), Mr. Steel will be entitled to elect to terminate his employment with the Company and, for the longer of (a) the remainder of the term of his employment agreement as if such agreement had not been terminated and (b) one year following the date of such termination (such period being the "Duration Period"), will receive: (i) his then current base salary; (ii) an annual bonus equal to 70% of his then current base salary for each year during the Duration Period; and (iii) all other benefits provided pursuant to the employment agreement. A "Change of Control Event" is defined in the employment agreement as an affirmative determination, either jointly by Mr. Steel and the Board of Directors or pursuant to an arbitration which Mr. Steel has the right to invoke, that any "change of control" of the Company (defined as an event as result of which (i) a single person or entity other than Ascent or its affiliates owns 50% or more of the voting stock of the Company or (ii) a single person or entity other than COMSAT Corporation ("COMSAT") or its affiliates (which as of the date of the employment agreements held approximately 80% of the outstanding Common Stock of Ascent, but which consummated the distribution of its 80.67% ownership interest in Ascent to the COMSAT shareholders on June 27, 1997) owns directly or indirectly 50% or more of the voting stock of Ascent) or prospective change of control would be reasonably likely to have a materially detrimental effect on either the day-to-day circumstances of Mr. Steel's employment, or the compensation payable to Mr. Steel under his employment agreement.

     On December 28, 1998, On Command and Mr. Steel entered into an amendment to Mr. Steel's employment agreement. Pursuant to the amendment, Mr. Steel assumed the title of President and Chief Operating Officer of the Company through September 11, 2000, while reporting directly to the Chief Executive Officer and Board of Directors of the Company, and if there was no Chief Executive Officer, then to the Chairman. In addition, under the terms of the amendment (i) Mr. Steel's base salary was increased to $375,000 per year and (ii) if the Company failed to review Mr. Steel's compensation prior to June 1, 1999 or revise such compensation prior to August 1, 1999, then Mr. Steel would be entitled to terminate his employment with the Company and receive (a) his then base salary for a year from such termination, and (b) a pro-rated annual bonus for the year in which employment was terminated, and (iii) if Mr. Steel terminated his employment pursuant to the foregoing clause (ii), then a pro-rated portion of the options previously granted to Mr. Steel under the Company's stock option plans that were scheduled to vest during the year of such termination, would vest as of the date of such termination and would expire on the first anniversary of such termination. Although the Company and Mr. Steel entered into negotiations regarding his position and compensation at the Company during the above time periods, Mr. Steel's compensation was not revised prior to August 1, 1999 and on August 6, 1999, Mr. Steel resigned from the Company pursuant to the terms of his amended employment agreement.

     On January 7, 2000, On Command and Allan Goodson entered into an employment agreement that expires on January 7, 2002. Pursuant to the agreement, Mr. Goodson's initial base salary under the agreement is $300,000 per year, subject to increases at the discretion of the Board of Directors of the Company. Under the agreement, Mr. Goodson is eligible for annual bonuses based on performance measures determined by the

Company's Compensation Committee with a target bonus equal to 70% of Mr. Goodson's base salary for achieving 100% of the target level for the performance measures. In addition, Mr. Goodson has been granted options to purchase 100,000 shares of On Command Common Stock, exercisable at a per-share price equal to $15.90625. The options vest 50% on January 7, 2001 and 50% on January 7, 2002. The options will expire at the earliest of: (i) three months after the date upon which Mr. Goodson is terminated for "cause" (as defined in the employment agreement); (ii) one year after Mr. Goodson's employment agreement is terminated as a result of death; or (iii) on January 7, 2010. Mr. Goodson's agreement does not contain "change-of-control" provisions.

     In addition, Mr. Goodson's agreement provides that if Mr. Goodson is terminated without "cause" (as defined in the agreement) or upon any substantial reduction (except in connection with the termination of his employment voluntarily by Mr. Goodson, or by the Company for "cause") by the Company of Mr. Goodson's responsibilities as Executive Vice President and Chief Operating Officer of the Company, or the Company is in material default of the agreement, then: (i) there shall be no forfeiture of any rights or interests related to fringe benefits granted under the agreement, including, without limitation, the SARs and any other stock-based incentives, except that half of his 100,000 options will vest, to the extent not previously vested, and the other half of which will be canceled, immediately upon such termination becoming effective and final; (ii) the executive shall receive current base salary, fringe benefits and the annual bonus outlined in the agreement for the longer of (a) the remainder of the employment period under the agreement or (b) one year following the date of such termination, with no obligation to seek other employment and no offset to the amounts paid by the Company if other employment is obtained; and (iii) all other benefits provided pursuant to the agreement shall be received by the executive. In May 2000, Mr. Goodson's employment was terminated.

     In February 1999, the Company adopted a change of control severance plan for the Company's executive officers at or above the level of vice president (the "Severance Plan"). Under the Severance Plan, such employees are eligible for certain payments and benefits, if within one year of a Change of Control, such employee's employment is either terminated by the Company for any reason other than death, disability or cause, or is terminated by the employee for good reason. "Change of Control" is defined as any event as a result of which any single entity or "group" (as defined in Rule 13d-5 of the Exchange Act) other than Ascent or a group of which Ascent is a part owns more than fifty percent (50%) of the voting stock of the Company.

     Under the Severance Plan eligible employees would be entitled to salary continuation of from six months to twelve months depending upon the employee's length of service, an annual bonus prorated to the effective date of termination, and during the relevant period of salary continuation, continued participation in the Company's benefit plans. In addition, stock options held by an eligible employee would become 100% vested immediately and remain exercisable for one year.

PROPOSAL 1.  ELECTION OF DIRECTORS

BOARD OF DIRECTORS


     The Company's Bylaws provide that the Company's Board of Directors will consist of eight members. The Company's Board of Directors currently consists of eight directors. In March 2000, Liberty acquired control of Ascent, On Command's largest stockholder, by means of tender offer. In June 2000, Ascent merged into a wholly owned subsidiary of Liberty. Following the closing of the tender offer, Messrs. Jerome H. Kern, Peter M. Kern, Gould, Howard and Vogel joined the Board in April 2000 as Ascent's designees under the Corporate Agreement described below. Messrs. Lyons and Steel resigned from the Board in August 1999 and Messrs. Cronin and Sparkman resigned from the Board in June 2000. All directors are elected annually by the stockholders for a term of one year or until their successors have been elected and qualified. The Corporate Agreement between the Company and Ascent provided that, for so long as Ascent beneficially owned, directly or indirectly, the largest percentage (and at least 40%) of the outstanding securities of the Company entitled to be cast for the election of directors, the Company would propose, at each election of directors, a slate of directors, or in the case of vacancies, individual directors, for election so that at all times during the term of the Corporate Agreement, a majority of the Board of Directors of the Company would be comprised of persons designated by Ascent. Following its acquisition of Ascent, Liberty caused Ascent to designate the persons specified above as directors of the Company in accordance with the Corporate Agreement. The Corporate Agreement was terminated in August 2000. See "Certain Relationships and Related Party Transactions." The Board met eight times in 1999. All incumbent directors who were directors throughout 1999 attended at least 75% of such meetings.

VOTING FOR DIRECTORS

     At the meeting all eight of the directors will be elected to serve until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees currently serve as directors.

     Each holder of shares of Common Stock is entitled to cumulate votes in the election of directors. The right to cumulate votes in an election of directors entitles a holder of shares of Common Stock to cast as many votes as he or she has shares of Common Stock multiplied by the number of directors to be elected (in this case, eight), which votes may then be allocated among the nominees in such proportion as the stockholder decides, including casting all of the votes for one nominee. If a holder of shares of Common Stock wishes to cumulate his or her votes, the proxy card should be marked, in any way that the stockholder desires, in order to: (i) indicate clearly that the stockholder is exercising the right to cumulate votes and (ii) specify how the votes are to be allocated among the nominees for director. For example, a holder of shares of Common Stock may write next to the name of each nominee for whom the stockholder desires to cast votes the number of votes to be cast for such nominee. Holders of shares of Series A Preferred Stock are not entitled to cumulate votes in the election of directors.

     Unless contrary directions are set forth on the proxy card, proxies will be voted in such manner as to elect all or as many of the nominees listed as possible. If either of the "For All Nominees Listed Above" or "Exception" boxes is marked or no instructions are given, the named proxies will have discretionary authority to cumulate votes if they so choose and allocate votes among the nominees as they deem appropriate (except for any nominee specifically excepted by the stockholder), including not casting any votes for one or more nominees. If any of the nominees becomes unavailable for election, which is not currently anticipated, shares represented by proxies in the accompanying form will be voted for a substitute nominee designated by the Board of Directors.

                       NOMINEES FOR ELECTION OF DIRECTORS

     Richard D. Goldstein, 48, has been a director of On Command since November 1998. Mr. Goldstein has served as a Managing Director or Senior Managing Director and as one of three principals of Alpine Capital Group Inc., a merger advisory and investment/merchant banking firm in New York and related entities (including Alpine Equity Partners L.P.) since 1990. From 1976 to 1990 Mr. Goldstein was with the law firm of Paul, Weiss, Rifkand, Wharton & Garrison, where he became a partner in 1984. Mr. Goldstein is also a Director of US Franchise Systems, Inc., a NASDAQ company that is a hotel franchisor.

     Paul A. Gould, 54, has been a director of On Command since April 2000. Mr. Gould has served as a Managing Director and Executive Vice President of Allen & Company, Incorporated, an investment banking services company, for over five years. Mr. Gould is a director of Liberty and Sunburst Hospitality Corporation.

     Gary S. Howard, 49, has been a director of On Command since April 2000. Mr. Howard has served as Executive Vice President and Chief Operating Officer of Ascent from April 2000 until July 2000. Mr. Howard has served as Executive Vice President, Chief Operating Officer and a director of Liberty since July 1998. Mr. Howard also served as Chief Executive Officer of TCI Satellite Entertainment, Inc. from December 1996 until April 2000. Mr. Howard served as Executive Vice President of Tele-Communications, Inc. ("TCI") from December 1997 to March 1999; and as President and Chief Executive Officer of TCI Ventures Group, LLC from December 1997 to March 1999. Mr. Howard served as President of TV Guide, Inc. (now Gemstar-TV Guide International, Inc.) from June 1997 to September 1997; as President of TCI Satellite Entertainment, Inc. from February 1995 through August 1997; and as Senior Vice President of TCI Communications, Inc. from October 1994 to December 1996. Mr. Howard is a director of Ascent, Gemstar-TV Guide

International, Inc., Liberty Digital, Inc., Liberty Satellite & Technology, Inc. (formerly TCI Satellite Entertainment, Inc.), Teligent, Inc., ICG
Communications, Inc. and Liberty Livewire Corporation.

     Jerome H. Kern, 63, Chairman of the Board, has been a director of On Command since April 2000. Prior thereto, Mr. Kern served as Vice Chairman of TCI from June 1998 to March 1999. Prior to joining TCI, Mr. Kern was Special Counsel with the law firm of Baker & Botts L.L.P. from July 1996 to June 1998, and a Senior Partner of Baker & Botts L.L.P. from September 1992 to July 1996. Mr. Kern is a director of Liberty and TCI Pacific Communications, Inc. Jerome H. Kern is Peter M. Kern's father.

     Peter M. Kern, 33, has been a director of On Command since April 2000. Mr. Kern has served as President of Gemini Associates, Inc., a firm that provides strategic advisory services primarily to media companies, since April 1996. From December 1993 to January 1996, he served as Senior Vice President of Strategic Development and Corporate Finance of Home Shopping Network, Inc. and served as its Vice President of Strategic Development and Assistant to the Chief Executive Officer from March 1993 to December 1993. Mr. Kern also serves as a director of Liberty Digital, Inc. Peter M. Kern is Jerome H. Kern's son.

     Carl E. Vogel, 42, has been a director of On Command since April 2000. Mr. Vogel has served as a Senior Vice President of Liberty since December 1999. Mr. Vogel has been Chief Executive Officer and President of Liberty Satellite & Technology, Inc. since April 2000. Mr. Vogel has served as Chairman and Chief Executive Officer of ICG Communications, Inc. since August 2000. Mr. Vogel served as Executive Vice President/Chief Operating Officer of Field Operations for AT&T Broadband, LLC from June 1999 until joining Liberty. He served as Chairman and Chief Executive Officer of Primestar, Inc. from June 1998 to June 1999. From October 1997 to June 1998, Mr. Vogel was Chief Executive Officer of Star Choice Communications. From March 1994 to March 1997, Mr. Vogel served initially as Executive Vice President and Chief Operating Officer, and later as President of EchoStar Communications Corporation. Mr. Vogel is a director of Canadian Satellite Communications, ICG Communications, Inc., Teligent, Inc. and Liberty Satellite & Technology, Inc.

     J. David Wargo, 46, has been a director of On Command since November 1998. Mr. Wargo has been President of Wargo & Company, Inc. for more than five years. Mr. Wargo is also a director of Gemstar-TV Guide International, Inc. and Liberty Digital, Inc.

     Gary L. Wilson, 59, has been a director of On Command since September 1996. Mr. Wilson is chairman of the board and a principal investor in NWA, Inc., parent of Northwest Airlines and several other transportation-related subsidiaries. He served as co-chairman since 1991 and was named chairman in 1997. Mr. Wilson is a director of The Walt Disney Company. He joined The Walt Disney Company in 1985 and served as executive vice president and chief financial officer until 1990. He also serves on the board of trustees at Duke University, the board of visitors at the Fuqua School of Business at Duke, and also the board of overseers of The Wharton School at the University of Pennsylvania. Mr. Wilson is a member of the board of directors of CB Richard Ellis, Inc. and the National Collegiate Athletic Association Foundation.

                     OTHER INFORMATION CONCERNING DIRECTORS

COMMITTEES

     The Board has three standing committees, described below.

     The Executive Committee currently consists of Messrs. Jerome H. Kern, Gould and Vogel. The Executive Committee may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except to the extent limited by Delaware law. The Executive Committee was established and approved by the Board of Directors in April 2000.

     The Audit Committee currently consists of Messrs. Wargo (Chairman) and Wilson. The Committee makes recommendations to the Board of Directors concerning the selection of independent public accountants; confers with the independent public accountants to determine the scope of the audit that such accountants will perform; receives reports from the independent public accountants and transmits such reports to the Board of Directors, and after the close of the fiscal year, transmits to the Board of Directors the financial statements certified by such accountants; inquires into, examines and makes comments on the accounting procedures of the Company and the reports of the Independent Public Accountants; considers and makes recommendations to the Board of Directors upon matters presented to it by the officers of the Company pertaining to the audit practices and procedures adhered to by the Company; considers and makes recommendations to the Board of Directors in respect of the financial affairs of the Company, including matters related to the capital structure and requirements, financial performance, dividend policy, capital and significant capital commitments; and reviews and approves the Company's overall financial policies and procedures, spending controls, systems integrity, balance sheet reserve levels, and revenue and expense accountability. The Committee met two times in 1999.

     The Compensation Committee currently consists of Messrs. Goldstein (Chairman), Gould and Vogel. The Committee approves certain elements of long-term compensation for senior executives; considers and makes recommendations to the Board of Directors with respect to: programs for human resources development and management organization and succession; salary and bonus for senior executives; and compensation matters and policies and employee benefit and incentive plans; and exercises authority granted to it to administer such plans. In addition, the Compensation Committee recommends to the Board of Directors qualified candidates for election as directors and as Chairman of the Board, and considers, acts upon or makes recommendations to the Board of Directors with respect to such other matters as may be referred to it by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. It will consider candidates recommended by stockholders, if the recommendations are submitted in writing to the Secretary of the Company. The Committee met three times during 1999. Mr. Gould joined the Committee in April 2000 and Mr. Vogel joined the Committee in June of 2000. Mr. Sparkman resigned from the Committee in June 2000.

DIRECTORS' COMPENSATION

     In May 1997 the Company adopted a compensation plan for Independent Directors (defined as directors who are neither employees of the Company nor officers or employees of Ascent, so long as Ascent, directly or indirectly holds 50% or more of the outstanding Common Stock of the Company). Independent Directors receive an annual retainer of $6,000 in cash, payable quarterly; $500 for each Board meeting attended; and $500 for each official Committee of the Board attended. Each Independent Director who is also a chairman of an official Committee meeting of the Board receives an additional annual fee of $2,000 payable quarterly. In addition, the Board of Directors and the Company's stockholders approved the 1997 Non-Employee Directors Stock Plan (the "Directors Plan") to grant annual awards of the Company's Common Stock and options to purchase the Company's Common Stock to Independent Directors. The Directors Plan originally authorized the granting of an award of 400 shares of the Company's Common Stock and a non-qualified option to purchase 4,000 shares of the Company's Common Stock, priced at the fair market value on the date of grant, to each Independent Director on an annual basis following the company's Annual Stockholder meeting. Such options are exercisable as follows: 25% on the first anniversary of the date of grant, 50% on the second anniversary of the date of grant and 100% on the third anniversary of the date of grant.

     In April 1999, the Board ratified and adopted an amendment to the Director Plan, which amendment was approved by the stockholders at the 1999 stockholders meeting. Pursuant to the amendment the Independent Directors would continue to receive 400 shares annually, however, the annual grant to Independent Directors of an option to purchase 4,000 shares of common stock of the Company was replaced with a one-time grant of an option to purchase 50,000 shares of the Company's common stock (the "Option"). Under the terms of the amendment, any Independent Director who received an Option would not be eligible to receive an additional Option until the fifth annual meeting after the original grant. The Options vest 25% on the first anniversary of grant, and 25% and 50%, respectively, on the second and third anniversaries, or 100% upon a change in control of the Company. In November 1999, the Board acted to provide that an acquisition of Ascent would constitute a change in control of the Company for purposes of the Directors Plan.

     At the Meeting, the stockholders will be asked to approve (i) an amendment to the Director Plan adopted by the Board in June 2000, pursuant to which the authorized number of shares under the Director

Plan subject to the grant of options and shares is increased by 400,000 shares, and (ii) an amendment to the Director Plan revising the definition of Independent Director to exclude only officers and directors of the Company. The amendments to the Director Plan are requested in connection with the appointment of additional Independent Directors to the Board and are described in greater detail in Proposal 3 below.


     There were no compensation committee interlocks or insider participation in compensation decisions during 1999.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES TO SERVE AS DIRECTORS IN 2000.

PROPOSAL 2.  APPROVAL OF AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF
             COMMON STOCK

     The Board of Directors has approved an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50 million to 150 million and recommends the approval of such amendment (the "Increased Authorization Proposal") by the stockholders. On August 31, 2000, 30,503,883 shares of Common Stock were issued and outstanding.

     The Board of Directors believes that the Increased Authorization Proposal is desirable to make available additional shares for possible future stock splits, stock dividends, employee benefit plan issuances, equity financings, acquisitions and other corporate purposes without the expense and delay of a special stockholders' meeting. The Company is not aware of any specific transaction or plan that would require an increase in the number of authorized shares of Common Stock. Authorized but unissued shares of Common Stock may be issued at such times, for such purposes, and for such consideration as the Board of Directors may determine, without the requirement of further action by stockholders, except as otherwise required by applicable corporate law, National Association of Securities Dealers rules and policies or the Company's Amended and Restated Certificate of Incorporation or Bylaws. The Increased Authorization Proposal would not affect the number of authorized shares of Preferred Stock.

     The approval and adoption of the Increased Authorization Proposal will require the affirmative vote of both (a) the holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock, voting together as one class, and (b) a majority of the outstanding shares of Common Stock, voting separately as a single class (without any vote of the holders of Series A Preferred Stock). Any shares not voted on this proposal, whether by abstention, broker non-vote or otherwise, will have the effect of a negative vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE INCREASED AUTHORIZATION PROPOSAL.

PROPOSAL 3.  ADOPTION OF AMENDMENTS TO THE 1997 NON-EMPLOYEE DIRECTORS STOCK
             PLAN

     In 1997, the Board of Directors and stockholders adopted and approved the Company's 1997 Non-employee Directors Stock Plan (the "Directors Plan"). In 1999 the Board of Directors and stockholders adopted and approved an amendment to the Directors Plan (the "1999 Amendment").

     The Directors Plan originally authorized the granting of an award of 400 shares of the Company's Common Stock and a non-qualified option to purchase 4,000 shares of the Company's Common Stock to each Independent Director ("Optionee") on an annual basis. The Directors Plan is not subject to the provisions of ERISA, and is not a qualified plan under Section 401(a) of the Code. Proceeds received by the Company from the sale of Common Stock pursuant to the exercise of options granted under the Directors Plan are used for general corporate purposes. Pursuant to the 1999 Amendment, Independent Directors continued to receive 400 shares annually, but also received a one-time grant of an option to purchase 50,000 shares of the Company's Common Stock (an "Option"). An Independent Director receiving an Option is not eligible to receive an additional Option until the fifth annual meeting after receiving the original grant.

     On April 6, 2000, five additional directors joined the Board. On June 13, 2000, the Board of Directors adopted and approved two amendments to the Directors Plan as follows: (i) the number of authorized shares under the Directors Plan available for issuance and subject to option and share grants to Independent Directors was increased by 400,000 shares and (ii) the definition of Independent Director under the Directors Plan was revised to exclude only officers and directors of the Company and not officers and employees of Ascent (collectively, the "2000 Amendments"). The Board believes that the 2000 Amendments are an appropriate step to attract and retain highly qualified directors to devote significant time and energy to the success of the Company by providing a significant alignment of their long-term interests with those of the stockholders. Additionally, the 2000 Amendments are necessary to provide sufficient shares under the Directors Plan to satisfy the grant of options to the five additional directors who joined the Board in April. The stockholders are asked to approve the adoption of the 2000 Amendments.

     The 2000 Amendments and Directors Plan have the following additional features.

GENERAL

     The Directors Plan as currently amended, authorizes the grant of an annual award of 400 shares of the Company's Common Stock and an Option to each Independent Director. The Directors Plan is not subject to the provisions of ERISA, and is not a qualified plan under Section 401(a) of the Code. Proceeds received by the Company from the sale of Common Stock pursuant to the exercise of Options are used for general corporate purposes. An Independent Director who has received an Option is not eligible to receive an additional Option until the fifth annual meeting after the original grant.

EFFECT OF THE 2000 AMENDMENTS ON SECURITIES SUBJECT TO THE DIRECTORS PLAN

     The 1999 Amendment provided for the total number of shares subject to the Directors Plan to be increased to 296,800 from 110,000. Prior to the 1999 Amendment, there were 32,000 shares available for the grant of shares and Options. The 2000 amendment, if approved by stockholders, will provide for the total number of shares subject to the Directors Plan to be increased to 696,800.

     Further, the Directors Plan provides for appropriate adjustments in the number and kind of shares subject to the plan and to outstanding options and stock awards in the event of a stock split, stock dividend or certain other similar changes in the Company's Common Stock and in the event of a merger, consolidation or certain other types of recapitalizations of the Company.

ADMINISTRATION OF THE DIRECTORS PLAN

     The Directors Plan provides for administration by the Board of Directors.

     All expenses and liabilities that the members of the Board incur in connection with the administration of the Directors Plan will be borne by the Company. The Board is authorized to interpret the Directors Plan and the options granted pursuant to the Directors Plan and to adopt such rules for the administration, interpretation and application of the Directors Plan and options as are consistent therewith and to interpret, amend or revoke any such rules.

ELIGIBILITY TO PARTICIPATE


     If the 2000 Amendments are approved by the stockholders, the definition of an Independent Director will be changed from a Director who is neither an employee of the Company nor an officer or employee of Ascent (so long as Ascent, directly or indirectly, holds 50% or more of the outstanding Company Common Stock) to a Director who is not an employee or officer of the Company. Options were granted to Messrs. Vogel, Gould, Howard and Peter M. Kern on June 13, 2000, contingent upon adoption of the 2000 Amendments. Under the prior definition of Independent Director, Mr. Howard, who was the Executive Vice President and Chief Operating Officer of Ascent, would not have been eligible for the grant of an Option.

STOCK OPTIONS - EXERCISE PRICE


     The exercise price of a share of Common Stock subject to an Option granted under the Directors Plan, is the fair market value of the Common Stock on the grant date defined as (i) the mean between the highest and lowest selling price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any, on such date, or if shares were not traded on such date, then on the closest preceding date on which a trade occurred; or (ii) if the Common Stock is not traded on an exchange, the mean between the closing representative bid and asked prices for the Common Stock on such date as reported by NASDAQ or, if NASDAQ is not then in existence, by its successor quotation system; or (iii) if the Common Stock is not publicly traded, the fair market value of a share of Common Stock as established by the Board of Directors acting in good faith.


     The fair market value of the Company's Common Stock (as determined pursuant to the above formula) on June 13, 2000 was $15.19 per share.

STOCK OPTION AGREEMENTS

     Options granted under the Directors Plan are evidenced by written stock option agreements between the Optionee and the Company. Stock option agreements must be consistent with the Directors Plan but need not contain identical provisions.

EXERCISE OF OPTIONS

     Subject to the limitations contained in the Directors Plan, the Options are generally exercisable 25% on the first anniversary of the date of grant of such Option, 50% on the second anniversary of the date of grant of such Option and 100% on the third anniversary of the date of grant of such Option. Subject to the administration of the Director Plan by the Board, no portion of an Option which is unexercisable at termination of an Independent Director's directorship will thereafter become exercisable.

     The Company will issue and deliver certificates for shares of Common Stock purchased upon the exercise of any Option after the fulfillment of certain conditions, including the payment to the Company of all amounts which are required to be withheld under Federal, state or local law in connection with the exercise of the Option. Such payment may be effected by the Company's retention of shares otherwise issuable upon such exercise. The number of shares retained will equal the minimum whole number of shares equaling or exceeding the amount of required tax withholding. The Company will pay cash to the Optionee for any fractional share retained in excess of the required withholding.

     Options are exercisable by written notice to the Company, specifying the number of shares of Common Stock being purchased, accompanied by payment of the purchase price for such shares. At the discretion of the Board the terms of the Option may (i) allow a delay in payment up to thirty days from the date the Option, or portion thereof, is exercised; (ii) allow payment, in whole or in part, through the delivery of shares of Common Stock owned by the Optionee for a period of not less than six months, duly endorsed for transfer to the Company with a fair market value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (iv) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Internal Revenue Code of 1986, as amended (the "Code")) and payable upon such terms as may be prescribed by the Board; or (v) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii) and (iv). In the case of a promissory note, the Board may also prescribe the form of such note and the security to be given for such note. The Option may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law.

EXPIRATION OF OPTIONS

     The Board will provide in the terms of each stock option agreement when such Option expires and becomes unexercisable. The Board currently provides that each option will expire twelve months from the date of the Optionee's death; twelve months from the date of the Optionee's Termination of Directorship (as defined in the Directors Plan) by reason of his/her permanent and total disability; three months from the date of the Optionee's Termination of Directorship for any reason other than such Optionee's death or his/her permanent and total disability, unless the Optionee dies within said three-month period; and in any event, if not expired earlier due to the factors described herein, ten years from the date the Option was granted.

RESTRICTIONS ON TRANSFER OF OPTIONS

     Options under the Directors Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution.

     In addition to the foregoing, directors may not offer or sell the shares of Common Stock they acquire upon exercise of Options under the Directors Plan unless such offers and sales are made pursuant to an effective Registration Statement under the Securities Act or 1933, as amended, (the "Securities Act") or pursuant to an appropriate exemption from the registration requirements of the Securities Act or, if available to the selling stockholder, within the limitations and subject to conditions set forth in Rule 144 promulgated under the Securities Act. Upon such offers and sales, any of such persons may be deemed to be an "underwriter" as that term is defined in Section 2(11) of the Securities Act. Persons through whom any of such persons may sell may also be deemed to be underwriters.

     Additionally, under Section 16(b) of the Exchange Act, any person who is a beneficial owner of more than 10% of any class of equity security of the Company, any person who is an officer of the Company for purposes of Section 16 of the Exchange Act, any person who is a director of the Company, and any person performing a similar function, may be liable to the Company for profit realized from any purchase and sale (or any sale and purchase) of any equity security of the Company, occurring within a period of less than six months, irrespective of the intention on the part of such person in entering into the transaction. The grant of an option under the Directors Plan will be considered a purchase under
Section 16(b) of the Exchange Act but may be exempted from the effects of
Section 16(b) by action of the Board or a committee comprised solely of two or more non-employee directors, by stockholder approval or ratification or if such option is held for a period of at least six months following the date of grant. In determining whether a person is the beneficial owner of any class of equity security of the Company, such person may be required to include equity securities issuable upon exercise of options or warrants or upon conversion of convertible securities. The term "equity security" may include rights to acquire capital stock upon exercise of warrants or options or upon conversion of convertible securities, or otherwise.

AMENDMENT OF THE DIRECTORS PLAN

     The stockholders of the Company must approve all amendments to the Directors Plan that increase the number of shares authorized for issuance upon exercise of options (except for anti-dilution adjustments) or materially modify the eligibility requirements, as well as in the case of certain amendments or modifications requiring stockholder approval under Rule 16b-3. In all other respects, the Directors Plan may be amended, suspended, or terminated by the Board of Directors. No such amendment, suspension, or termination may, however, alter or impair the rights or obligations of the holders of outstanding options or stock appreciation rights without the consent of such holders.

CONFORMITY TO SECURITIES LAWS

     The Directors Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including without limitation Rule 16b-3. The Directors Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Directors Plan and options granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

FEDERAL INCOME TAX CONSEQUENCES

     The income tax consequences of the Directors Plan under current Federal law are summarized below. The discussion is intended to provide only general information. State and local income tax consequences are not discussed.

     Non-Qualified Stock Options. Holders of non-qualified stock options will not realize income for federal income tax purposes as a result of the grant of the option, but normally will realize compensation income upon exercise of the non-qualified stock option to the extent that the fair market value of the shares on the date of exercise of the option exceeds the aggregate option exercise price paid. The Company is entitled to a deduction in the same amount at the same time of exercise of the option, provided that the Company withholds taxes on the ordinary income realized by an Optionee upon the exercise of a non-qualified stock option.

     Optionees who are subject to the short-swing profits restrictions of
Section 16(b) of the Exchange Act ("Insiders") may be affected by Section 83(c) of the Code. Section 83(c) provides generally that, unless the Insider otherwise elects, so long as the sale of securities at a profit could subject an Insider to suit under Section 16(b), the imposition and calculation of the tax on any compensation income realized will be deferred until the six-month 16(b) period expires. Amendments to the rules under Section 16 of the Exchange Act, effective May 1, 1991, provide that option exercises will not constitute "purchases" for
Section 16(b) purposes. As a result, Section 83(c) will no longer apply to option exercises (provided the option has been held for six months or more) and Insiders will be taxed on the difference between the option exercise price and the fair market value of the stock at the date of exercise.

     Pursuant to the Directors Plan, a holder of non-qualified stock options may exercise such options through delivery of shares of the Company's Common Stock already held by such holder. The tax consequences resulting from the exercise of non-qualified stock options through the delivery of already-owned shares are not completely certain. The Internal Revenue Service in a published ruling has taken the position that the tax consequences of exercising options with shares of the Company's Common Stock must be determined separately for the number of shares received upon exercise equal to the number of shares surrendered (as a tax-free exchange of stock for stock) and the remaining shares received upon exercise (as compensation income). Specifically, to the extent the number of shares of the Company's Common Stock acquired upon exercise of the options equals the number of shares of Common Stock delivered, the Optionee will not recognize gain and the Optionee's basis in the Common Stock acquired upon such exercise will equal the Optionee's basis in the surrendered shares of the Common Stock. Any additional shares of the Common Stock acquired upon such exercise will result in compensation income to the Optionee in an amount equal to their then fair market value and, accordingly, the basis in such additional shares of the Common Stock will be their fair market value.

     A holder exercising a non-qualified stock option may elect to pay amounts required to be withheld under Federal, state or local law in connection with the exercise of the option by having a portion of the shares purchased upon exercise retained by the Company. The shares of stock retained will be treated as sold to the Company and the holder generally will not realize a gain on the sale, unless the option is exercised through the delivery of already-owned shares. If the option is exercised through the delivery of already-owned shares, the holder may realize gain on the shares of stock retained by the Company to the extent the fair market value of the shares retained on the date of exercise of the option exceeds the holder's basis in such shares delivered.

     Also, a holder exercising a non-qualified stock option may elect to pay for the shares of stock purchased upon exercise and all applicable withholding taxes by having a portion of the shares of stock purchased upon exercise sold by the holder's broker and the proceeds of the sale paid to the Company. The holder will realize additional gain or loss on the sale of the shares of stock by the holder's broker based on the difference between the fair market value of the shares of stock on the exercise date and the sale price.

     Stock Awards. A director receiving an annual 400-share Stock Award will recognize income in the year of receipt in an amount equal to the fair market value of the shares on the award date.

NEW PLAN BENEFIT TABLE

     The following table illustrates the benefits to be received by each of the Independent Directors in connection with the 2000 Amendments.

                         2000 DIRECTORS PLAN AMENDMENTS

                                                               DOLLAR
NAME                                                          VALUE(1)    SHARES(2)
----                                                          --------    ---------
Carl E. Vogel...............................................  $390,270     50,000
Paul A. Gould...............................................  $390,270     50,000
Peter M. Kern...............................................  $390,270     50,000
Gary S. Howard..............................................  $390,270     50,000

---------------
(1) On Command used the Black Scholes option pricing model to determine grant date present values using the following assumptions: stock price volatility of 50.7%, a five year option life; an option strike price of $15.19; a risk free rate of return of 6.16%, and no dividend yield. Forfeitures are reflected as they occur. The use of this model is in accordance with SEC rules; however the actual value of an option will be measured by the difference between the stock price and the exercise price on the date the option is exercised.

(2) Each 50,000 grant is a one-time grant over a period of five years.

VOTE AND RECOMMENDATIONS

     The affirmative vote of the holders of a majority of the shares of Common Stock and Series A Preferred Stock present or represented at the meeting, voting together as one class, is required to adopt the 2000 Amendments to the Directors Plan. Abstentions as to Proposal 3 will be treated as votes against Proposal 3. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of Proposal 3 and will not be counted as votes for or against Proposal 3. Properly executed, unrevoked proxies will be voted for Proposal 3 unless a vote against Proposal 3 or abstention is specifically indicated in the proxy.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE 2000 AMENDMENTS TO THE 1997 NON-EMPLOYEE DIRECTORS STOCK PLAN.

PROPOSAL 4.  ADOPTION OF AN AMENDMENT TO THE 1996 KEY EMPLOYEE STOCK PLAN


     In 1996, the Board of Directors and stockholders adopted and approved the Company's 1996 Key Employee Stock Plan (the "Key Employee Plan"). In June 2000, the Board of Directors approved of an amendment to the Key Employee Plan to increase the number of authorized shares under the Employee Plan available for issuance to key employees of the Company by 2,250,000 shares (the "2000 Employee Plan Amendment").



     The Key Employee Plan and the 2000 Employee Plan Amendment have the following additional features.


GENERAL

     Contemporaneous with the closing of On Command's acquisition of SpectraVision, Inc. in October 1996, the Company adopted the Key Employee Plan. The Key Employee Plan is intended to assist the Company in attracting and retaining management employees of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company. The Key Employee Plan permits the grant to Company employees of non-qualified stock options and incentive stock options to purchase shares of Common Stock, stock appreciation rights (in connection with option grants and alone), awards of shares of restricted stock and other stock and stock-based awards covering up to 3,000,000 authorized but unissued or reacquired shares of Common Stock, subject to adjustment to reflect events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of or by the Company. Under the 2000 Employee Plan Amendment the number of shares available under the Key Employee Plan will increase to 5,250,000.

     The majority of the additional shares to be granted in connection with the 2000 Employee Plan Amendment, will be used as one-time grants to certain key employees for purposes of retention in San Jose, California and in connection with the Company's relocation of certain of its operations to Denver, Colorado. Such grants are intended by the Company to serve as a retention incentive for employees remaining with the Company in its San Jose location, as well as a relocation incentive for employees moving to the Company's Denver location. In addition, the Company recently hired a number of new individuals to join its executive management team, each of whom will receive option grants in connection with their joining the Company.

TERM

     Unless sooner terminated by the Board of Directors, the Key Employee Plan expires ten years from October 7, 1996, the date the Key Employee Plan was adopted by the Board and the Company's sole stockholder at the time. Such termination will not affect the validity of any option or other award outstanding under the Key Employee Plan on the date of termination.

ADMINISTRATION-CONFORMITY TO SECURITIES LAWS

     The Key Employee Plan is administered by the Compensation Committee and is intended to satisfy the requirements of Rule 16b-3 under the Exchange Act and
Section 162(m) of the Code. Subject to the terms and conditions of the Key Employee Plan, the Compensation Committee has the authority to select the persons to whom grants are to be made, to designate the number of shares of Common Stock to be covered by such grants, to determine the exercise price of options, to establish the period of exercisability of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Key Employee Plan. The full Board of Directors also generally approves grants pursuant to the Key Employee Plan in addition to the approval of the Compensation Committee.

STOCK OPTIONS -- EXERCISE PRICE

     Without limiting the Compensation Committee's authority to establish another exercise price, stock options granted under the Key Employee Plan will generally be granted at an exercise price equal to the then fair market value per share of Common Stock. Grants under the Key Employee Plan may provide, in the Committee's discretion, for their expiration or acceleration upon a variety of corporate events as provided in the Key Employee Plan.

AMENDMENT OF THE KEY EMPLOYEE PLAN

     The Key Employee Plan may be amended by the Compensation Committee, subject to stockholder approval if such approval is then required by applicable law or in order for the Key Employee Plan to continue to satisfy the requirements of Rule 16b-3 under the Exchange Act or Section 162(m) of the Code.

STOCK OPTION AGREEMENTS

     Options granted under the Key Employee Plan are evidenced by written stock option agreements between the employee and the Company. Stock option agreements must be consistent with the Key Employee Plan but need not contain identical provisions.

EXERCISE OF OPTIONS

     The Compensation Committee has discretion under the Key Employee Plan to set the terms of exercise and vesting for options granted under the Key Employee Plan.

RESTRICTIONS ON TRANSFER

     Options granted under the Key Employee Plan are not transferable otherwise than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code), and may be exercised during the optionee's lifetime only by the optionee or, in the event of the optionee's legal disability, by the optionee's legal representative.

FEDERAL INCOME TAX CONSEQUENCES

     The income tax consequences of the Key Employee Plan under current Federal law are summarized below. The discussion is intended to provide only general information. State and local income tax consequences are not discussed.

     Non-Qualified Stock Options. Holders of non-qualified stock options will not realize income for federal income tax purposes as a result of the grant of the option, but normally will realize compensation income upon exercise of the non-qualified stock option to the extent that the fair market value of the shares on the date of exercise of the option exceeds the aggregate option exercise price paid. The Company is entitled to a deduction in the same amount at the same time of exercise of the option, provided that the Company withholds taxes on the ordinary income realized by an optionee upon the exercise of a non-qualified stock option.

     Employees who are Insiders may be affected by Section 83(c) of the Code.
Section 83(c) provides generally that, unless the Insider otherwise elects, so long as the sale of securities at a profit could subject an Insider to suit under Section 16(b), the imposition and calculation of the tax on any compensation income realized will be deferred until the six-month 16(b) period expires. Amendments to the rules under Section 16 of the Exchange Act, effective May 1, 1991, provide that option exercises will not constitute "purchases" for
Section 16(b) purposes. As a result, Section 83(c) will no longer apply to option exercises (provided the option has been held for six months or more) and Insiders will be taxed on the difference between the option exercise price and the fair market value of the stock at the date of exercise.

     Pursuant to the Key Employee Plan, in certain cases a holder of non-qualified stock options may exercise such options through delivery of shares of the Company's Common Stock already held by such holder. The tax consequences resulting from the exercise of non-qualified stock options through the delivery of already-owned shares are not completely certain. The Internal Revenue Service in a published ruling has taken the position that the tax consequences of exercising options with shares of the Company's Common Stock must be determined separately for the number of shares received upon exercise equal to the number of shares surrendered (as a tax-free exchange of stock for stock) and the remaining shares received upon exercise (as compensation income). Specifically, to the extent the number of shares of the Company's Common Stock acquired upon exercise of the options equals the number of shares of Common Stock delivered, the Optionee will not recognize gain and the Optionee's basis in the Common Stock acquired upon such exercise will equal the Optionee's basis in the surrendered shares of the Common Stock. Any additional shares of the Common Stock acquired upon such exercise will result in compensation income to the Optionee in an amount equal to their then fair market value and, accordingly, the basis in such additional shares of the Common Stock will be their fair market value.

     A holder exercising a non-qualified stock option may elect to pay amounts required to be withheld under Federal, state or local law in connection with the exercise of the option by having a portion of the shares purchased upon exercise retained by the Company. The shares of stock retained will be treated as sold to the Company and the holder generally will not realize a gain on the sale, unless the option is exercised through the delivery of already-owned shares. If the option is exercised through the delivery of already-owned shares, the holder may realize gain on the shares of stock retained by the Company to the extent the fair market value of the shares retained on the date of exercise of the option exceeds the holder's basis in such shares delivered.

     Also, a holder exercising a non-qualified stock option may elect to pay for the shares of stock purchased upon exercise and all applicable withholding taxes by having a portion of the shares of stock purchased upon exercise sold by the holder's broker and the proceeds of the sale paid to the Company. The holder will realize additional gain or loss on the sale of the shares of stock by the holder's broker based on the difference between the fair market value of the shares of stock on the exercise date and the sale price.

NEW PLAN BENEFIT TABLE

     The following table illustrates the benefits to be received by each of the following individuals in connection with the 2000 Amendment.

                     2000 KEY EMPLOYEE STOCK PLAN AMENDMENT

NAME                                                          DOLLAR VALUE(1)    SHARES
----                                                          ---------------    -------
Jerome H. Kern..............................................           N/A           N/A
Richard Fenwick.............................................    $1,170,810       150,000(2)
Non-named executive officers................................    $4,878,375       625,000(3)
Employee Group..............................................    $5,634,074       804,500(4)

---------------
(1) On Command used the Black Scholes option pricing model to determine grant date present values using the following assumptions: stock price volatility of 50.7%, a four or five year option life, as applicable, an option strike price of $15.19, a risk free rate of return of 6.16%, and no dividend yield. Forfeitures are reflected as they occur. The use of this model is in accordance with SEC rules; however the actual value of an option will be measured by the difference between the stock price and the exercise price on the date the option is exercised.

(2) The Grant will vest over 5 years, 20% annually.

(3) The Grant will vest over 5 years, 20% annually.

(4) The Grant will vest over 4 years, 25% annually.

VOTE AND RECOMMENDATIONS

     The affirmative vote of the holders of a majority of the shares of Common Stock and Series A Preferred Stock present or represented at the meeting, voting together as one class, is required to adopt the 2000 Employee Plan Amendment. Abstentions as to Proposal 4 will be treated as votes against Proposal 4. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of Proposal 4 and will not be counted as votes for or against Proposal
4. Properly executed, unrevoked proxies will be voted for Proposal 4 unless a vote against Proposal 4 or abstention is specifically indicated in the proxy.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE 2000 AMENDMENT TO THE 1996 KEY EMPLOYEE STOCK PLAN.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     On February 22, 2000, Ascent entered into an Agreement and Plan of Merger (the "Merger Agreement") with Liberty and Liberty AEG Acquisition, Inc. ("Merger Sub"), an indirect wholly-owned subsidiary of Liberty. Prior to Ascent entering into the Merger Agreement, the Company's Board of Directors approved Liberty's indirect acquisition of shares of Common Stock through its acquisition of Ascent in such Merger. Pursuant to the Merger Agreement, Merger Sub commenced a tender offer (the "Offer") offering Ascent stockholders $15.25 in cash for each share of Ascent common stock. Liberty commenced the Offer on February 29, 2000 and under its terms and subject to its conditions, the Offer expired on March 27, 2000, Pursuant to the Offer, Merger Sub purchased 85% of the common stock of Ascent. Pursuant to Merger Agreement, on June 8, 2000, Merger Sub merged with and into Ascent (the "Merger") with Ascent as the surviving entity. As a result of the Merger, Liberty acquired beneficial ownership of the shares of Common Stock held by Ascent and succeeded to certain of Ascent's rights with respect to the Company as described below.

     Through its ownership of Ascent, Liberty indirectly owns approximately 57.4% of the Company's issued and outstanding Common Stock. For so long as Liberty continues to own more than 50% of the outstanding voting stock of the Company, it will be able, among other things, to approve any corporate action requiring majority stockholder approval, including the election of a majority of the Company's directors, effect amendments to the Company's Amended and Restated Certificate of Incorporation and Bylaws and approve any other matter submitted to a vote of the stockholders without the consent of the other stockholders of the Company. In addition, through its representation on the Board of Directors, Liberty is able to influence certain decisions, including decisions with respect to the Company's dividend policy, the Company's access to capital (including the decision to incur additional indebtedness or issue additional shares of Common Stock or Preferred Stock), mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company and any change in control of the Company. As described in connection with Proposal 1, on April 6, 2000 Messrs. Jerome H. Kern, Peter M. Kern, Gould, Howard and Vogel joined the Board of Directors as Liberty's designees.

     The Company and Ascent were previously parties to a Management Services Agreement (the "Services Agreement") pursuant to which Ascent provided certain management services, including insurance, administration, coordination and advisory services regarding corporate financing, employee benefits administration, public relations and other corporate functions to the Company and made available certain of its employee benefit plans to the Company's employees. Pursuant to the Services Agreement, Ascent was entitled to the payment of (i) an annual fee of $1.2 million, (ii) the actual cost to Ascent of the benefits provided to the Company's employees and (iii) certain of Ascent's actual out-of-pocket expenses in connection with the Services Agreement (not including overhead and the cost of its personnel). Further, the Company agreed to indemnify Ascent from all damages from Ascent's performance of services under the Services Agreement unless such damages are caused by willful breach by Ascent or willful misconduct or gross negligence by Ascent's employees in fulfilling its obligations under the Services Agreement. Ascent agreed to indemnify the Company from damages arising from willful breach by Ascent or gross negligence or willful misconduct by Ascent's employees in the performance of the Services Agreement. The Services Agreement was for an initial term through December 31, 1999, renewable for additional one-year terms by Ascent upon notice to On Command which election Ascent could exercise as long as it and its subsidiaries owned at least 50% of the outstanding Common Stock. The Services Agreement was terminated in August 2000. No charges were incurred by the Company or billed by Ascent pursuant to the Services Agreement during its term.

     The Company and Ascent also were parties to a Corporate Agreement governing certain other relationships and arrangements between the Company and Ascent. Pursuant to the Corporate Agreement, for so long as Ascent beneficially owned, directly or indirectly, the largest percentage (and at least 40%) of the outstanding securities of the Company entitled to be cast for the election of directors, Ascent could propose, at each election of directors, a slate of directors, or in the case of vacancies, individual directors, for election so that at all times during the term of the Corporate Agreement, a majority of the Board of Directors of the Company would be comprised of persons designated by Ascent. In addition, pursuant to the Corporate Agreement, as amended, for so long as Ascent owned the largest percentage (and at least 40%) of the outstanding Common Stock (i) the Company agreed not to incur any indebtedness, other than that under its existing Credit Facility (and refinancings thereof) and indebtedness incurred in the ordinary course of business which together would not exceed $200 million in the aggregate through June 30, 2000, or issue any equity securities or any securities convertible into equity securities without Ascent's prior consent, (ii) the Company agreed not to amend its Certificate of Incorporation or Bylaws without Ascent's prior consent, and (iii) the Company agreed to utilize reasonable cash management procedures and use its reasonable best efforts to minimize the Company's excess cash holdings. The Corporate Agreement was terminated in August 2000.

     The Company has made arrangements for the use of an airplane owned by a limited liability company of which Jerome H. Kern is the sole member. When that airplane is used for purposes related to the conduct of the Company's business, the Company reimburses the limited liability company for such use at market rates.


     At a meeting of the Board held on April 6, 2000, Jerome H. Kern was appointed Chairman of the Board of Directors and Chief Executive Officer of the Company. Also at that meeting, the Board approved the principal terms of a purchase by Mr. Kern from the Company of 2,7000,000 shares of Common Stock at a per share price of $15.625, which price was less than the closing price for a share of Common Stock on that date. Thereafter, Mr. Kern and representatives of the Company engaged in discussions relating to the structure of Mr. Kern's equity purchase. On August 4, 2000, following the approval of the Board of Directors, the Company and Mr. Kern entered into a Stock Purchase and Loan Agreement (the "Stock Purchase Agreement") relating to the purchase by Mr. Kern of 13,500 shares of Series A Preferred Stock. Pursuant to the Stock Purchase Agreement, on August 10, 2000, Mr. Kern purchased 13,500 shares of Series A Preferred Stock at a purchase price of $1,562.50 per share, or an aggregate of $21,093,750. Mr. Kern paid the purchase price for these shares of Series A Preferred Stock by payment of $13,500 in cash and the execution of a promissory note, dated August 10, 2000 (the "Secured Note"), payable to the order of the Company and bearing an initial principal amount of $21,080,250. The payment of principal of and interest on the Secured Note is secured by a pledge of the 13,500 shares of Series A Preferred Stock issued to Mr. Kern, and any proceeds thereof, pursuant to the terms of a Pledge and Security Agreement, dated August 10, 2000 (the "Pledge and Security Agreement"), between the Company and Mr. Kern.



     Pursuant to the terms of the Certificate of Designations for the Series A Preferred Stock (the "Certificate of Designations"), each share of Series A Preferred Stock may be converted at any time, at the option of the holder, into 100 shares of Common Stock (subject to certain customary adjustments) (the "Conversion Rate"). In addition, each share of Series A Preferred Stock will, subject to the receipt of any required governmental consents and approvals, automatically be converted into shares of Common Stock at the then effective Conversion Rate upon the satisfaction of all of Mr. Kern's obligations under the Secured Note. Shares of Series A Preferred Stock will participate in any dividends or distributions on the Common Stock on an as-converted basis, but otherwise are not entitled to receive any regular dividends. Shares of Series A Preferred Stock are entitled to a preference on liquidation equal to $.01 per share, and thereafter will participate with the shares of Common Stock in any liquidating distributions on an as-converted basis. Shares of Series A Preferred Stock vote together with the Common Stock on all matters presented to a vote of the stockholders of the Company, and holders of Series A Preferred Stock are entitled to one vote per share of Series A Preferred Stock held. Pursuant to the terms of the Stock Purchase Agreement, Mr. Kern has agreed that if the shares of Series A Preferred Stock held by him become entitled to vote as a separate class on any matter presented to the stockholders of the Company he will cause such shares of Series A Preferred Stock to be voted for or against such matter in the same proportion as the holders of shares of Common Stock vote upon such matter.


     The Secured Note has an initial principal amount of $21,080,250 and, unless accelerated earlier, will mature and become payable, together with accrued interest, on August 1, 2005. Interest on the Secured Note will accrue at a rate of 7% per annum, compounded quarterly. Upon the occurrence of certain events of default, the interest rate will increase to 9% per annum. The Secured Note is nonrecourse against Mr. Kern personally except for an amount equal to 25% of the principal of and accrued interest on the Secured Note. In determining Mr. Kern's personal liability under the Secured Note, the Company must first proceed against the shares of Series A Preferred Stock (or proceeds thereof) held as collateral for the Secured Note, with such proceeds being applied first to the obligations for which Mr. Kern is personally liable. Except in connection with the repurchase by the Company of shares of Series A Preferred Stock, or shares of Common Stock issued upon conversion thereof, as described below, neither the principal of nor interest on the Secured Note may be prepaid. In the event of such a repurchase, the proceeds thereof will be applied to the repayment of principal of and interest on the Secured Note.

     The Stock Purchase Agreement provides that Mr. Kern and the Company will enter into a mutually acceptable registration rights agreement having customary terms and conditions and providing Mr. Kern with two demand registration rights (each of which may be a "shelf" registration) in respect of shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, but will not provide any rights to participate in registrations initiated by the Company or others. If Mr. Kern's employment with the Company is terminated before April 6, 2005 by the Company for cause (as defined in the Stock Purchase Agreement) or by Mr. Kern without good reason (as defined in the Stock Purchase Agreement), the Company will have the right to repurchase all or a specified portion (depending upon the date on which Mr. Kern's employment is terminated) of the shares of Series A Preferred Stock, or shares of Common Stock issued upon conversion thereof, for a purchase price that is equivalent to the amount of Mr. Kern's indebtedness related thereto under the Secured Note. The Company will be entitled to offset the purchase price of any such shares of Series A Preferred Stock or Common Stock against the principal of and interest on the Secured Note.


     The Stock Purchase Agreement and the Pledge and Security Agreement provide that Mr. Kern may not directly or indirectly sell, exchange or otherwise dispose of, or grant any option or other right with respect to, or create or suffer any lien or other encumbrance on, any of the collateral under the Pledge and Security Agreement (including the shares of Series A Preferred Stock issued to Mr. Kern or shares of Common Stock issued upon conversion thereof) except that
(a) to the extent that the Company's repurchase right under the Stock Purchase Agreement has expired, Mr. Kern may direct the Company to effect a sale of the portion of the collateral with respect to which such repurchase right has expired, provided that the proceeds of any such sale are held in an escrow account pending the date all amounts under the Secured Note become due and owing and (b) Mr. Kern is entitled to assign his rights to the pledged collateral to an entity if (i) Mr. Kern holds at least 50% of the equity interests of such entity, (ii) Mr. Kern "controls" (as that term is defined in the Stock Purchase Agreement) such entity, (iii) the financial obligations of such entity under the Secured Note and the Pledge and Security Agreement have been personally guaranteed by Mr. Kern and (iv) such entity becomes a party to and bound by Mr. Kern's obligations under the Pledge and Security Agreement. In addition, the shares of Series A Preferred Stock issued to Mr. Kern are "restricted securities" within the meaning of Rule 144 under the Securities Act, and accordingly may not be sold, transferred or otherwise disposed of unless such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act or pursuant to a valid exemption from the registration requirements of the Securities Act.

                                 OTHER MATTERS


     On September 18, 2000, management knew of no other matters to be presented for action at the meeting. If any other matter is properly introduced, the persons named in the accompanying form of proxy will vote the shares represented by the proxies according to their judgment.


     The Company will bear all costs of the proxy solicitation. In addition to the solicitation by mail, the Company's directors, officers and employees, without additional compensation, may solicit proxies by telephone, personal contact or other means. The Company also has retained D.F. King to assist in the solicitation, at a cost of $1,500. The Company will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses in forwarding proxy materials to the beneficial owners.


     Stockholders wishing to submit proposals for consideration at the 2001 Annual Meeting should submit them in writing to Secretary, On Command Corporation, 7900 East Union Avenue, Denver, Colorado 80237, to be received no later than May 21, 2001.


     This proxy statement is provided by direction of the Board of Directors.


Denver, Colorado


September 18, 2000

                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

     /    /

DIRECTORS RECOMMEND A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1.   Election of All Proposed Directors

     FOR all nominees listed below     / /

     WITHHOLD AUTHORITY to vote        / /
     for all nominees listed below

    *EXCEPTIONS                        / /

Nominees: Richard D. Goldstein, Paul A. Gould, Gary S. Howard, Jerome H. Kern, Peter M. Kern, Carl E. Vogel, J. David Wargo and Gary L. Wilson.
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW. IF YOU DESIRE TO CUMULATE YOUR VOTES FOR ANY INDIVIDUAL NOMINEE(S), WRITE YOUR INSTRUCTION AS TO THE NUMBER OF VOTES CAST FOR EACH IN THE SPACE PROVIDED BELOW. THE TOTAL NUMBER OF VOTES CAST MUST NOT EXCEED EIGHT TIMES THE NUMBER OF SHARES YOU HOLD.)

*Exceptions
           --------------------------------------------------------------------

2. Approval of an increase in the number of authorized shares of Common Stock.

   FOR    / /       AGAINST   / /       ABSTAIN   / /

3. Amendment of the 1997 Non-Employee Director Stock Plan.

   FOR    / /       AGAINST   / /       ABSTAIN   / /

4. Amendment of the 1996 Key Employee Stock Plan.

   FOR    / /       AGAINST   / /       ABSTAIN   / /


CHANGE OF ADDRESS AND
OR COMMENTS MARK HERE    / /


Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.


DATED                    2000
      ------------------
SIGNED
       ----------------------

-----------------------------


VOTES MUST BE INDICATED
(x) IN BLACK OR BLUE INK.     /X/


PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------
                               PLEASE DETACH HERE
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE

                             ON COMMAND CORPORATION

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, OCTOBER 5, 2000

          This Proxy Is Solicited On Behalf Of The Board Of Directors


     The undersigned hereby appoints Jerome H. Kern, Carl E. Vogel and Gary L. Wilson, and each or any of them (with power of substitution), proxies for the undersigned to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of On Command Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of its stockholders to be held on October 5, 2000, and at any reconvened session thereof, subject to any directions indicated on the reverse side of this proxy. If no directions are given, this proxy will be voted FOR proposals 1, 2, 3 and 4.

     This proxy is continued on the reverse side. Please sign and return promptly in the envelope provided. No postage is required if mailed in the United States. If you attend the Annual Meeting and vote in person, the proxy will not be used.

                            Continued and to be signed and dated on reverse side



                                             ON COMMAND CORPORATION
                                             P.O. BOX 11114
                                             NEW YORK, N.Y. 10203-0114